Exhibit 10.35

January 20, 2010

Kathleen Abernathy

5639 Bent Branch Road

Bethesda, MD 20816

Dear Kathleen:

It is my pleasure to confirm our offer of employment for the position of Chief Legal Officer & EVP, Regulatory for Frontier Communications Corporation. The work location for this position is in Stamford, CT, and you will be reporting to Maggie Wilderotter, Chairman and Chief Executive Officer. Your start date is anticipated to be March 1, 2010.

Frontier’s Executive Compensation Program includes three principle components: an annual base salary of $375,000 paid on a semi-monthly basis, an annual bonus target of 75% ($281,250) which will be pro-rated based on your date of employment (total compensation is $656,250 less applicable taxes) and a long term equity award. The incentive compensation is earned based upon achieving the goals of the Frontier incentive plan (85%) and your personal performance (15%). Frontier’s Equity Award Program includes Restricted Stock Awards, generally in the first quarter of each year and dividends paid quarterly. Your annual target for Restricted Stock Awards will be $600,000 (pro-rated for 2010). You will be eligible to participate in Frontier’s incentive and equity plans in 2010 with awards paid in the first quarter of 2011. Frontier reserves the right to implement or discontinue executive compensation plans at its own discretion. Eligibility for any given plan does not guarantee award values since Frontier’s Executive Compensation Program is based on performance of the company and the executive.

Frontier will make available a corporate apartment in Stamford, CT for the first 12 months of your employment. The company will pay for your commutation (air or train) and will gross up this expense for tax purposes for this period of time. Your meals and other personal living expenses will be your responsibility during this period of time.

In addition, you will be granted 20,000 shares of Frontier Communications Corporation Common Stock with a current value of approximately $155,000 plus the dividends (projected for 2010 to be $17,500). This Restricted Stock Award is subject to approval by the Compensation Committee of the Board of Directors. These shares will vest in four equal 25% annual installments commencing one year from your hire date.

You will be covered by an enhanced severance benefit in the event of a change in control of the company which includes one-year’s base salary and bonus target. The definition of a “change in control” is defined in the attached document which was approved by the Compensation Committee of the Board of Directors.

Please be advised that your health and welfare benefits will begin on your 30th day of employment and as a Frontier employee, you will be eligible to participate in a full range of benefits. Please bring all of the original paperwork with you on your first day of work.

This offer and subsequent employment is contingent upon Frontier’s receipt of acceptable results of a background check, credit check, criminal record check, drug screening, and verification of education, employment and professional references.

Kathleen Abernathy

January 20, 2010

Federal law requires that you provide documentation (I-9) confirming your eligibility to work in the United States. A list of documents that you may use to establish your identity and employment eligibility can be found in your New Hire Kit. Please bring the appropriate documents with you when you report to work on your first day.

Assuming the contingencies noted above are met and you commence employment with Frontier, as a condition of accepting this offer of employment with Frontier you agree that should you leave employment with Frontier at anytime in the future for any reason, you will not solicit, either directly or indirectly, any Frontier employee for employment with any other employer for a period of one (1) year after you leave employment with Frontier.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment. Your employment by Frontier is at will and is subject to the conditions set forth in Frontier’s Code of Conduct as well as all other Frontier policies and applicable Federal, State and local laws.

On behalf of Frontier, I welcome you to our team! Please do not hesitate to contact me with any questions regarding this offer. To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and fax (203-614-4661) or email a scanned copy back to me directly. Please return the original signed offer letter with your original new hire paperwork as soon as convenient.

Sincerely,

/s/ Cecilia K. McKenney

Cecilia K. McKenney

EVP, Human Resources and Call Center Sales & Service

Acceptance of Offer

By signing below, I hereby accept the Frontier’s contingent offer of employment. I understand that I will not have a contract of employment with Frontier for a specified period of time. I further agree to abide by the employment policies and procedures established by Frontier.

/s/ Kathleen Abernathy

Signature (please include middle initial) and Date